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Subject Company: Parametric Sound Corporation

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On August 8, 2013, Parametric Sound Corporation (“Parametric”) held a conference call pertaining to its financial results for its third quarter ended June 30, 2013 and along with Juergen Stark, CEO of Turtle Beach provided additional business and financial information with respect to Turtle Beach and the recently announced Agreement and Plan of Merger (“Merger Agreement”) dated August 5, 2013, by and among Parametric, Turtle Beach and Paris Acquisition Corp., a wholly-owned subsidiary of Parametric, and related matters.

Below is a transcript of the call:

August 8, 2013

5:00 p.m. ET

Operator:	Good day, ladies and gentlemen, and welcome to the Parametric Sound Reports Third Quarter 2013 Results conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time.

If anyone should require assistance during the conference, please press star then zero on your touchtone telephone. As a reminder, this conference call is being recorded. I would now like to turn the conference over to Steven Hooser, Investor Relations representative. You may begin.

Steven Hooser:	Thank you, (LaToya). Good afternoon and welcome to Parametric Sound's conference call to discuss financial results for the third quarter of fiscal 2013.

Before we get started, we will be referring to today's press release announcing third quarter results, which can be downloaded from the Investor Relations page of our Web site, parametricsound.com.

In addition to our discussion of third quarter results, Juergen Stark, CEO of Turtle Beach, will join the call to provide additional business and financial information with respect to Turtle Beach and discuss the recently announced merger.

There will be further communications in the days and weeks ahead about the proposed merger. We also intend to file with the SEC a proxy statement and other relevant materials regarding the proposed transaction. Shareholders of Parametric Sound are urged to read all relevant documents filed with the SEC, including the proxy statements, as it will contain important information about the proposed transaction.

I must point out that during today's call we will be making projections and other forward-looking statements, which are based on our current beliefs and expectations. Please be aware that these statements are subject to certain risks and uncertainties. We advise you to consult Parametric Sound's filings with the SEC for additional information.

In addition, this communication may be deemed to be a solicitation in respect of the proposed merger of Parametric Sound and Turtle Beach. The directors and executive officers of Parametric Sound and Turtle Beach may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.

I will now turn the call over to Mr. Ken Potashner for some additional remarks.

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Kenneth Potashner:	Thanks, Steve. I'd like to welcome everybody to our third quarter earnings conference call.

The company continues to execute positively on our previously stated operational plans. As everybody knows, we announced our merger intentions with Turtle Beach and I'm very pleased that Juergen Stark, the CEO of Turtle Beach, was able to join us on this call today, as well.

As a start, we'll have Jim Barnes review our financial performance for the quarter.

James Barnes:	Thanks, Ken, and good afternoon.

My remarks will focus on our operating results for the third fiscal quarter of 2013, which ended on June 30th, 2013. I will also comment on certain cash flow and balance sheet items and then I'll turn the call back to Ken.

We are very pleased with the progress we have made this year. We continue to make important progress on building our commercial HSS business in the third quarter. Ken will be providing more details about pilots and rollouts. We see momentum building in the commercial sector. We are preparing and managing our supply chain to support that growth.

Our licensing initiative led to the recent announcement regarding our merger agreement with Turtle Beach. We continue to add to our patent portfolio and with the Turtle Beach announcement, we are taking steps to even more aggressively broaden our protection. We are making important innovations in the emitter technology that we believe will prove to be very valuable addition to our patent portfolio.

Third quarter revenue totaled $212,000, up from $34,000 recorded during the same quarter last year and up 155,000, sequentially, from the (March) second quarter. Both sequentially and overall, we are seeing commercial sales growth and we expect that to accelerate in future quarters.

Gross profit was $101,000 for the third quarter of fiscal 2013; positive in comparison to $16,000 for the same quarter last year. We target commercial gross margins of 40 to 50 percent, but that may vary in future quarters as a result of volume discounts, production efficiencies and other factors as we grow.

Total operating costs were $2 million for Q3, including $519,000 of noncash option expense. We also incurred approximately $300,000 of strategic transaction costs, consisting of legal, accounting and investment bank fees during Q3. We also spent a lot of internal effort, time and costs supporting very intensive merger-related patent, legal, financial and business due diligence.

For Q3 of the prior year, total operating costs were 1.7 million, including 849,000 of noncash option expense. We expended approximately $50,000 of direct costs on hypersonic (health) development in Q3, plus some additional support costs. If you exclude the strategic transaction costs, our monthly operating costs have remained steady at just over $300,000 per month this fiscal year to date and we expect our normal operating costs to continue at comparable levels.

In future quarters, we expect cash expenditure levels to be offset in greater part by increasing cash contribution from commercial revenues. We do expect, however, to incur substantial legal, accounting, proxy, filing and other fees and costs associated with the Turtle Beach merger during our Q4 of 2013 and in Q1 of fiscal 2014. We expect the merger to close during our Q1 of 2014 that ends in December 2013.

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Future merger costs will vary, depending on the division of work between ourselves and Turtle Beach and other factors; some of those factors outside our control. We are jointly developing plans and budgets for this work and the related costs, but we don't have details at this time.

Our net loss for the third quarter of 2013 was 1.9 million, or 28 cents per share, and included $519,000 of noncash stock option expenses. During the first three quarters of fiscal 2013, we received cash proceeds of just over $1 million from the exercise of warrants and options. Our cash position at June 30 was $3.3 million and has been supplemented by 182,000 of cash from warrant exercises so far in Q4.

We believe our cash resources, along with growing margins from increased sales are sufficient to fund normal operating costs during the next 12 months. We intend to obtain additional resources as a result of the increased costs related to the merger. As we – as we have stated, we may seek a minimum of $5 million of debt or equity proceeds prior to completion of the merger.

From a financial perspective, while there's a lot of work involved in preparing for the proxy filing and the shareholder meeting, we don't foresee any significant issues in integrating the two companies for future financial reporting purposes.

This concludes the financial discussion. I will now turn the call back to Ken.

Kenneth Potashner:	Thank you, Jim.

Although I'm sure everybody wants to discuss the merger first, we're going to do that last and have Juergen add his perspectives at that time; we have significant positive progress to report on our core businesses and I want to make sure that we take the time to get appropriate focus to that.

So Jim reviewed our revenue performance and at this stage, revenue continues to be a direct consequence of the positive progress that we're making on our pilot initiatives. We continue to receive consistently good news on these pilots and one of the substantial opportunities for (ourself) has been our performance on our McDonald's pilot.

McDonald's channel has now designated us as a premium audio solution for their restaurant instillations. As you know, we were in pilot installations in two of their California restaurants, including the highest revenue restaurant west of the Mississippi; their Disneyland property. And those pilots went extremely well. We've got an extremely pleased franchisee.

So we've now been notified that we're being designed into five additional restaurants owned by other franchisees in Southern Californian, and more importantly, the McDonald's channel is actively now presenting us as a solution to an additional 300 restaurants.

In addition to McDonald's, we continue to proceed with planned previously announced instillations and growth with Build-A-Bear and we have also now launched additional new pilots in multiple multibillion dollar global consumer electronic company applications. The range of the applications continues to be very broad and, as a simple example, we're now building product to be installed in national museums in Japan and Hong Kong and (a) long, long list of where the technology applies.

On the HHI front – this is our health applications; we continue to also make great progress. At this point, we've completed all testing, data analysis and demonstrated the efficacy and the safety of our solution and the results are extremely good. We now have consultants working on our FDA submission.

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We also have completed our first live customer installation and are very – and we have a very happy individual who's hearing his TV for the first time in many, many years; maybe even decades. And we have a happy wife who can sleep in the next room, without having a blaring TV keeping her up at night.

On the I.P. licensing side, we've collaborated with Turtle Beach, relative to their sensitivities on whom they will feel comfortable with us having appropriate licensing discussions and we're in the process, based on their input, of beginning to reinvigorate some of the licensing dialogs that we put on hold as we went into negotiations with Turtle Beach.

I'm currently talking to large companies on everything from geographic access to our I.P. to silicon integration opportunities, straight through to integration with glass opportunities and other materials, for tablet and smart phone applications. Stay tuned on that.

Also, as a footnote for those who have been following the evolution with Turtle Beach; our discussions with them actually started out as a licensing discussion and after the diligence and extensive evolution from there, Turtle Beach concluded that they want to go in much broader than the license and that's what led us to this merger proposal, so obviously their diligence on our I.P. from a licensing perspective must have turned out positive if they're going to make a company – bet the company bet with us, which they are.

And that we think, also, will carry a lot of weight from a diligence view, as we – as we look at other licensing opportunities. And again, we're going to collaborate very closely with Turtle Beach to make sure that there are synergistic approaches to any and all licensing discussions.

Additionally, we continue to drive further improvements in our technology and our new emitter design that I discussed previously is resulting high performance results that we're very pleased with and also low-cost objectives that we set in place for this program. As we further progress with the characterization work here, we will look to integrate this solution into our consumer products.

Now onto the merger; as we stated, we intend to combine our great inventions, our great innovations with a great brand, Turtle Beach, that has global distribution networks, broad technology skills, very substantial financial resources, and the opportunities for us, mutually, to enter into multiple multibillion dollar markets. And this is the excitement for us and we plan on fully leveraging that.

We're going to be able to mutually broaden our product lines, accelerate our activities, all the things that I've talked about on the – on the Parametric side of things; the health business, the commercial business, consumer pursuits, all those get accelerated as a result of the merger proposal.

The resources they have are skills that we desperately need, the distribution path that's in place we will fully take advantage of, and as I mentioned, the financial resources, we can't underestimate what that will do to our acceleration. So we're highly, highly excited by the prospects of this.

I'm going to assume that everyone has taken the time to read the press releases that Juergen and I have put out relative to the deal and that you've all listened to our initial remarks on the previous conference call that we did. We've been fairly limited by regulations on what we can say until we release our proxy, so we're very anxious, Juergen and myself, to get that proxy out so we can tell the full story and get everybody as excited as we are, so you'll all – you all most definitely will have the opportunity to do that.

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We'll be on the road and we have what we think is a compelling story to tell and we will tell that story. What we will do today, though, is Juergen is going to give some additional remarks that – for your benefit and then we'll proceed to that and to a Q&A that will have – it will be a fairly limited one and I'll come back when Juergen's done with his comments and talk about what's inbounds and what's out of bounds for the Q.A.

So, at this point, let me hand it off to Juergen Stark, CEO of Turtle Beach future CEO of Parametric Sound.

Juergen Stark:	Thanks, Ken. Hi, everybody. It's nice to be on the call with you.

You know we've been asked repeatedly about Turtle Beach margins and there's been speculation about what companies might be a good comparable for us, so we wanted to provide some additional clarity.

As I mentioned on the call earlier this week, Turtle Beach provided gaming headsets which are headphones with a voice transmitter attached for two-way communications. Many of our headsets contain sophisticated audio processing technology to deliver a variety of benefits to the user.

Our customers are gamers who understand tech specs and value the capabilities we put into our products. Because of the innovation and quality of our products, among other things, our products, our markets and our business are very different from companies who provide basic stereo headphones. And we have a very strong market position in the specialized gaming-focused sector of the headphone market.

The proxy statement that Ken was talking about will be filed by Parametric. Will – it'll include a full overview of our business, but to give you a general idea of some of the historical numbers, based on the way we calculate EBITDA, we produced approximately $46 million of EBITDA in 2012, with an EBITDA margin of roughly 22 percent. These figures are not yet finalized, so they may vary by a few million dollars, but hopefully that gives you some good historical context for our performance.

Looking ahead, it's very important that you understand the gaming industry context for 2013. Both Xbox and PlayStation have announced launches of new consoles during the holidays this year. As a result, the entire gaming sector is going through what we believe to be a normal cycle of contraction prior to these new console releases.

Our business results, in particular, will be very much dependent on, 1, how consumer purchasing behavior for more expensive accessories like headsets plays out heading into the transition, 2, when the new console launches will happen, and 3, what quantity of new consoles will be available and sold weeks – during the weeks between launch and the yearend.

That being said, in the past, there's been a renewed growth of the gaming category after the transition period after new console launches. Industry analysts have stated that they expect that to occur this time as well and we obviously are hopeful that it will and will – that we will benefit from the renewed growth, but naturally, we can't guarantee that that will occur.

With that as background and keeping in mind some of the additional variables I'll go into in a minute, we expect our 2013 revenues to be in the range of 190 to 215 million and our EBITDA to be in the range of 32 to 40 million. In addition to the industry context I just talked through, we are making some specific strategic investments to create a new media headset category for users of Apple devices. There are our iSeries products that we announced at E3. We're also investing to ensure that our staff and infrastructure is scaled and ready for 2014.

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In addition, note that the EBITDA numbers I just talked through do not include one-time costs related to the merger with Parametric or any extraordinary costs that could come from the transaction processes and other adjustments. And importantly, they rely, among other things, on successful widespread launch of the new consoles, with sufficient selling weeks to impact this year, as well as availability of some specific components from Microsoft required for sale of our licensed Xbox One headsets this holiday. These specific items, by the way, are outside of our control.

Our outlook is also based on assumptions about sell-through rates for our existing and new products and launch timing of our new products, as well as assumptions about pricing, promotions and inventory management. These uncertainties are driving the wide range around the expectations for revenues and EBITDA I just talked through, but it's important to note that our actual results could fall materially outside of these ranges if the aforementioned assumptions turn out to be inaccurate.

I'm hopeful that this additional color on our performance clearly demonstrates the good business we've build. Again, I will refer you to industry analyst views of the console transition and their projections for the future. As I mentioned in our call earlier – early this week, we are an audio technology company that has leveraged innovation and quality to build a strong franchise in gaming headsets.

Parametric adds a unique new innovation in audio that has a strong fit with our technology development and commercialization capabilities, enables leverage of our supply chain and back office, and can benefit from our strong global retail sales capabilities. That's why we've worked with Ken and the Parametric team over the past months to structure a deal that we hope will be beneficial in the long run to shareholders of both companies.

Thanks and, with that, I will turn it back over to Ken.

Kenneth Potashner:	Thanks, Juergen. So – and I'd like to add one commentary point which is around the anticipated performance for the gaming sector for the years 2014 through 2016 and we've also posted a slide in the corporate presentation on our Web site that shows the industry forecasted growth, so I'd like everyone, at their earliest opportunity, to go to our Web site, pull up the growth slide, and it's a dramatic growth slide that's shown there.

The slide shows very robust growth, starting 2014, with the adoption of the new consoles and for this period, we anticipate we're going to benefit greatly from Turtle Beach's market share leadership. We have the lion's share of that opportunity and I'm confident that Juergen and the team are going to absolutely go achieve that. And this, of course, was a very key consideration for us in the transaction.

I'm also glad that Juergen has said that he's going to do what it takes so that he – that his staff and his infrastructure are going to be ready for 2014, because if he can execute that, we're going to ride the growth in that industry and we're going to outperform and in – and the ability that Juergen's demonstrated previously to achieve market share leadership; he should be able to sustain that. So, with that you know we're anticipating everyone's going to benefit dramatically as a result of success.

So we're going to now move to the Q&A (range) – Q&A part of the call. And, again, I want to make the statement that we're going to be very limited on comments that we can say relative to Turtle Beach and to the merger until we issue the proxy, so we're going to not be shy in telling you that's out of bounds; you're going to need to wait until the merger comes out.

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The intent is for us, if there's further clarification on anything that Juergen said today or that we've released – previously publicly released; we'll provide clarification, but we're not going to expand the boundaries of what we have disclosed until we do get to our proxy statement.

So, with that, let's open up the Q&A phase.

Operator:	Thank you. Ladies and gentlemen, if you have a question, please press star then 1 on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, you may press the pound key. Once again, if you have a question, please press star then 1.

Once again, if you have a question, please press star then 1.

And our first question is from (Mark Stafford) of (MLGN). Your line is open.

(Mark Stafford):	Hi, Ken. Why is Parametric picking up so much of the cost of this merger, when it seems – when we're only getting 20 percent of the new company?

James Barnes:	Well, we have to pay our own legal costs and the costs till we file the proxy at least, so we're – we have a sharing arrangement. They'll be bearing a big portion of the cost, but there is some cost-sharing and part of it is just legally it's partly our cost up – at least until the shareholder vote process.

(Mark Stafford):	OK, thanks.

Kenneth Potashner:	And that was Jim Barnes, our CFO, our course, commenting.

(Mark Stafford):	OK.

Kenneth Potashner:	OK.

(Mark Stafford):	Thank you.

Operator:	Thank you. And the next question is from Michael Fox of Park City Capital. Your line is open.

Michael Fox:	Good afternoon, guys. Juergen, could you talk a little bit about just some context around the cycle and how it impacts your margins? And if you don't want to talk specifically about Turtle Beach, if you can give us some context of industry margins of categories that you participate in you know and if you can give us some same context with regard to sales trends in the – in the category through the last cycle and you know it looks like you put some of that on the slide, but just if you can give us some historical context around margin and sales that'd be great.

Juergen Stark	Yes, I would – Michael, I would refer you to the analyst reports that cover the console transition, as I mentioned, instead of me getting into more specifics at this point. You know it's the – it's somewhat logical what happens. Consumers, obviously, in anticipation of the new consoles, they buy less consoles, less games, less accessories, right until the new consoles hit and then the – typically what we've seen is that the buying cycle kind of restarts.

But in general, it's you know there's a lot of very good coverage. And we'll go into a lot more detail, obviously, after the proxy's filed but you ought to be able to get good coverage from some of the industry analyst reports around this.

Michael Fox:	And when you – when you think about the cycle, when you know it sounds like the new consoles are coming out for the holidays this year. So in anticipation, would you – would you guys kind of ramp up production ahead of that, so that the – your products are available the same day or how do – how do we think about that?

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Juergen Stark	Yes, we have – we've announced that we have two licensed Xbox One headsets. You can read about that on our Web site and so we're working closely with Microsoft and targeting and hopeful, obviously, that they'll – we'll have those available for launch at the same time as the console.

Michael Fox:	OK. And then with regard to that, can you talk about price points on those versus previous products and margins on those products versus previous products?

Juergen Stark	Price points are – you can find all that on the Web site.

Michael Fox:	And ...

Juergen Stark	And they're you know we have – we have headsets that are – that span multiple price points, from you know from $50 up to $300 and the two Microsoft Xbox One licensed headsets are – fall roughly in the middle of the range. I believe one's 99 and one is 159.

Kenneth Potashner:	OK. I'd like to let other people get questions in, so let's move onto the next questions – next caller.

Operator:	Yes. Once again, ladies and gentlemen, if you have a question, please press star then 1.

The next question is from Louis Basenese of Wall Street Daily. Your line is open.

Louis Basenese:	Hey, Ken, Juergen; congratulations on the deal. Appreciate the extra color on the margins. Juergen, could you just give us some clarification? For that 2013 number, how much is going to be spent on CAP EX for that iSeries rollout?

Juergen Stark	Let's wait for the proxy.

Louis Basenese:	OK.

Juergen Stark	It's (in) ...

Louis Basenese:	Fair enough.

Male:	Yes, I think that's right, Juergen.

Kenneth Potashner:	OK. Guys, I'm chomping at the bit to say more and I apologize that you know I just can't say more than we've disclosed, other than just providing clarifying comments. I'm hopeful that at least the comments today helps everybody understand our business a little bit better.

Louis Basenese:	Ken, quick question for you before moving on to just some of the pilots and stuff; the last call, you said you were excited about a term sheet and that's understanding that there was negotiations that came after that. But in light of where the shares closed today, at about 16 bucks, would you still make that characterization?

Kenneth Potashner:	Yes, I mean the – we don't go into a transaction like this saying what's the stock going to look like the next day; right? So we've – both companies have done exhaustive modeling and diligence in terms of what is the company that we can build for tomorrow. What does the combination of this technology with Juergen's you know with Turtle Beach's strengths; where does that leave us, right?

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So I think the big mistake would be for anyone to take a look at Turtle Beach or his – or that category and view it as static; right? That the only reason Turtle Beach does this is because of the opportunity to broaden their product line, potentially enter new markets; right? So we're – our bet is that happens and that occurs and we do it with unique advantages.

And then I add to that, acceleration on HHI; I add to it the ability – I mean, if I get all these great commercial demos and pilots going great, but I don't have the financial wherewithal to you know to service the demands I'm making, I really haven't achieved much.

So one of the key questions you you know someone – I'll ask Juergen and I'll answer on behalf of Juergen, although I'll be interested in his comment, is gee, do you shut everything down and turn this into an expanded headset company or do we position ourselves to go very broad with you know with the initiatives that we've laid out? And the answer is – I mean the only way I would have done this deal is to get to (inaudible) you know from the Turtle Beach side that we have – that we go with a broad agenda.

And to create you know the models you can't do is say, OK; who do we think is in this category? What's the read? What's the appropriate multiple? Let's multiply that by 20 percent to get – see what that means to the Parametric shareholders. That math doesn't work. What you need to do is say what markets does this allow the collective company to enter? What's the speed we're going to get into that – into those segments?

Can they line up the financial resources to execute on that? And what company is that going to look like and what's the multiple we're going to prescribe to that company? And that's the basis for how we made this decision. And I can't wait, again, for Juergen and I to get out on the road and build that case. It's an exciting case.

Louis Basenese:	Question; in the press release, you talked about some of the customer demonstrations for the emitter technology rolling out into production. Are any – can you provide some more information on that? Are any of these the three co-development projects that we talked about on the last call? Is there something new there?

Kenneth Potashner:	Yes. So on those, we have very high profile partners who, in every case, see their work with us as a competitive aspect and absolutely, under NDA, do not allow us to link names with efforts until you know we – there's a formal announcement. So you know so we won't be able to add color until there's color to be added.

Louis Basenese:	OK, last question. I'll jump back in the queue if I have anymore. Just about the NDAs and reinvigorating some of those licensing discussions; (out of) how many of the 20 or say that we had before, any potential strategic deal do you think – or how many of them are active? Can you comment on that?

Kenneth Potashner:	Yes.

Louis Basenese:	Or (you believe that'll) be active.

Kenneth Potashner:	So I'll come at it from the perspective of you'll need to visualize what business that Turtle Beach-slash-Parametric are wanting to go attack themselves, from a product perspective; right? And you'll need to effectively carve that out. So if we have this licensing universe of here's all the kinds of companies we're talking to for these broad array of different verticals that we're going to go and support, so you need now to take that universe and begin carving out what markets you believe we may want to penetrate ourselves and what's left are the discussions that we're still going to actively have.

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And Turtle Beach; think of it almost in the context of veto capability you know that Turtle Beach will be absolutely influential and are being influential in who we're talking to, but the you know but we're talking to some major guys and you know Juergen and I are excited by who we're talking to.

But we won't announce anything until it's announceable.

Louis Basenese:	OK. But is the number you 10, 15 that might still be active? I got to imagine that was part of the discussion.

Kenneth Potashner: (That's) – it's not a meaningful – they're major categories; let me leave it that way. There are still major categories left that are going to be relevant to us from a licensing view.

Louis Basenese:	OK. Thanks, gentlemen.

Kenneth Potashner:	(OK, next) question.

Operator:	Thank you. The next question is from (Joshua Westport) of Westport Holdings. Your line is open.

(Joshua), please (check to see if your line is mute).

Female:	You have reached the maximum time permitted for recording your message. If you're satisfied with the message, press 1.

Operator:	And one moment while we go to the next question.

Female:	To listen to you message ...

Operator:	Your next question is from Brian Gerber of Prudent Money. Your line is open.

Brian Gerber:	Yes. This is a question for (Jordan). There – I've read some of the – sorry about that. I've read some of the industry research on the different hardware cycles and with the PlayStation and the Xbox. What I'm not clear on is the attach rate of headsets with new product sales to the hardware.

What's the historical experience there? And more importantly, is there anything in this cycle that could make a difference, such as input device that changes or some (catalyst) that would cause me to buy a new headset (rather than use) the old Turtle Beach headset?

Juergen Stark:	So what attach rates for headsets, I can cite, I believe an NPD number.

Kenneth Potashner:	Juergen, (could you hold) on once second? Juergen, so ...

Juergen Stark:	Yes.

Kenneth Potashner	:... whoever asked the question, can you mute your phone? Because we're getting a lot of feedback.

Operator:	Would you just like me to close his line off?

Kenneth Potashner:	Close his line off and then Juergen will answer the question.

Operator:	One second.

OK.

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Juergen Stark:	OK. So I'm not positive if it's NPD, but their industry shows typical headset attach rate for consoles, I believe is in the – around the 8 to 10 percent range. And then in terms of whether the new console launch will generate a different trend, I think you know that's to be seen.

Operator:	All right and the next question is from Steve Wagner of Wagner Financial. Your line is open.

Steve Wagner:	Yes, thank you, gentlemen. This may sound like a really dumb question, but Turtle Beach; you guys manufacture headsets and I've been to your Web site. I'm trying to understand where Parametric's technology fits into headset and I will have a couple of follow-up questions, but could you just answer that like I'm a five-year-old?

Juergen Stark:	Yes. Yes, no, that's actually – that's quite a good question and glad to answer it. So the – we don't see an immediate application for the you know the hyper sound technology in headsets themselves.

Steve Wagner:	OK.

Juergen Stark:	It doesn't mean that there won't be some future use, but because of the way the technology works, it takes a few inches for the sound to actually start to manifest itself.

Steve Wagner:	Yes.

Juergen Stark:	Again you know who knows what happens years down the road, but for the gaming category, there are non-headset applications, like a gaming sound bar.

Steve Wagner:	OK.

Juergen Stark:	And because of the way the Parametric system works, the hyper sound, you actually get a headset-like experience without needing to wear a headset.

Steve Wagner:	Got it.

Juergen Stark:	So that's of – that's of interest to us for gaming. But you know again, I'll repeat something that I went through on Monday night; at the heart you know gaming headsets are different than stereo headphones, in that they you know are – many of our more sophisticated headsets have complex audio processing, digital signal processing, multiple wireless radios, et cetera. And the fit with Parametric, from a technology standpoint, is I would guess probably half of the secret sauce behind Parametric is sophisticated, complex audio processing; right up our alley.

Steve Wagner:	OK.

Juergen Stark:	And so they you know as Ken has mentioned a couple of times, our ability to work together with a lot of commonality in the – kind of the technology that goes into Parametric and the technology that goes into the headsets is something that we think we're going to get very good leverage from.

Steve Wagner:	OK. So another quick question then; when will you guys be going on the road? You said you're going to do a road show.

Kenneth Potashner:	(Inaudible)

Steve Wagner:	(Inaudible)

Kenneth Potashner:	(I mean we're get – really) – so post-proxy, (as soon) – I mean, for us, the key event is get the proxy out.

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Steve Wagner:	OK.

Kenneth Potashner:	Full disclosure on everything and we're going to be out immediately thereafter.

Steve Wagner:	OK. And when do you expect the proxy will be done?

Kenneth Potashner:	Jim, do you want to comment on the proxy (inaudible)?

James Barnes:	Our plans are to file the proxy as soon as possible after the 30-day go-shop period, so we don't have a precise date yet, but our plans are to accelerate that and get it out as soon as possible after that (inaudible) period.

Steve Wagner:	So approximately a month from now then, perhaps?

James Barnes:	Correct.

Steve Wagner:	OK and then another ...

Male:	I think a month – a month might be a little bit – I think the target is probably you know four to eight weeks from now.

Steve Wagner:	OK, four to eight. OK, great.

Male:	In that range.

Steve Wagner:	Great.

Male:	OK.

Steve Wagner:	I want to go back to something someone mentioned earlier; the first caller talking about you know why are we Parametric shareholders seemingly kind of stuck with the majority of the costs of this merger; this reverse – I will call it a reverse merger. You know clearly, you folks at Turtle Beach wanted to go public. This is a great way for you to do it. It's – it really does seem that it's unfair, however, just from a layman's perspective or not reading all of the details.

I am really hoping that the proxy material will clear this up. But, Mr. Barnes, I think you mentioned earlier that you know we would be sharing some of it. But the question was asked, though, was why are we – why are we participating in the majority of the costs? Are you – are you – are you saying that we're not participating in the majority of the costs? Tell me exactly what you are saying.

(James Barnes):	We haven't looked at the budget completely, but we would expect that Turtle Beach would be sharing a big portion of the cost and ...

Steve Wagner:	Yes, but big could be – big is nebulous. I mean what does that mean? The majority or who's going to – who's going to handle the majority of the costs?

(James Barnes):	But the bottom line is we all are assuming the merger goes through and all the resources are joined together, so it really wouldn't matter after the closing.

Steve Wagner:	OK, fair enough; fair enough.

Male:	(Inaudible)

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Steve Wagner:	And I would say one last thing and I – again, I have been a shareholder with Parametric from day 1 and been, of course, very, very happy and I am one of these guys that you know I looked at the share price the other day and I think it's all air until we have significant revenue, so the fact that we went from 17 to 12 intraday doesn't bother me one bit.

But what does bother me is when you guys – when you folks put out a press release about the reverse merger that was so confusing and so – I don't know what else to say. I know you weren't able – I mean, you're telling us and we have to take you at your word on it that you weren't able to put certain things in there, but it just seems to me – I've been doing this a long, long, long, long time and reading these documents every single day of my life for 30 years; I've never read something that was so – let's just call it interesting, as that press release.

And I would only ask you know number 1, why did – why was it done that way? And then my other question would be, Ken, is this; and I totally respect you and I remember when you came onboard as the CEO of Parametric. I was very excited to hear your foresight, your passion, everything else, and again, this is no disrespect to the folks at Turtle Beach. But was this honestly the best thing that you could have done for us?

Kenneth Potashner:	I'm not sure I understand the second question. I mean – I mean the first question; it is what it is. Obviously, everyone intended to do the best job we could do and part of today's call, getting Juergen on this, is to begin adding color as we got feedback from several sources that the picture was incomplete to many people, so we're looking to rectify.

And I said you know and as I have said repeatedly, full clarity comes out as Juergen and I go on the – on the road, post-proxy. Proxy's going to be extraordinarily comprehensive. And obviously, if we didn't think we can build a case that's going to get shareholder support, we wouldn't have gone down this path. So I think you know I feel we've got every card we need to get everybody onboard and get rewarded by the shareholders for successfully implementing that.

So that's the answer to one and I'm not clear on exactly what you're asking on number two. Is Turtle – well let me ask you you know give me a really succinct re-ask of the second part of the question then we'll move on to next call.

All right?

Operator:	Once again, ladies and gentlemen, if you have a question, please press star then 1.

The next question is from (John Grimly), private investor. Your line is open.

(John Grimly):	Hey, guys; just two quick questions. First, I just want to touch on market share and you know whether that market share should be sustainable as we hit this product refresh or the console refresh and if you can touch on things you're doing to kind of maintain that market share; that'd be helpful as well.

Juergen Stark:	I won't comment specifically on market share; forward-looking market share, because obviously there are a lot of things that are not in our control there. I will – I will comment, though, that we have a license deal with Microsoft; this is in news that you can find on our site, so it's public, where we are a – we have two licensed Xbox One headsets. Xbox One is the next Xbox console that's coming out.

And we are one – as far as we know right now, per Microsoft; one of two licensed headset providers for the Xbox One. That, we feel, will be you know put us in a reasonably good position for the transition on the Xbox side.

Male:	OK. (Inaudible)

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(John Grimly):	Yes. And then, just a second question; the health care business, any update on that would be helpful or timing on that or you know how we should be thinking about that as investors, as a value creator over time.

Kenneth Potashner:	So I think – (John), I think I gave an update, which is we are – we are not complete, relative to the characterization, testing, to the analysis that we intended to do, the data gathering, the protocol definition, the execution of that protocol. So we've literally checked all the boxes that we set out to check and we've convinced – we – ourselves we have something here. And the next key phase for us is to pursue and FDA submission and we now have (top) consultants onboard, helping us towards that – towards that submission.

And Juergen and I will put a lot of work together, collectively, in terms of where we go from there; what is the market plan, what's the product definition, what's the you know what's the bounds of that business? We think it's an extraordinary opportunity, obviously, and we're going to leverage that.

(John Grimly):	And then last, just what's the target for timing of getting sound bars out, or other Parametric product into the consumer end market?

Kenneth Potashner:	(So you've) exhausted your – you're on your third of your two questions, (John), so we're going to go on. We're going to make room for one last question from one last caller please.

Operator:	Yes and the next person is Michael Fox of Park City Capital. Your line is open.

Michael Fox:	Hi, guys. Can you talk a little bit about the synergies that you think you'll have from a product perspective and then, from a branding perspective you know I noticed – I you know I understand that Turtle Beach has a strong brand in its space and you chose to keep the Parametric brand, so are the products that you don't have today, but in the consumer space, how are they going to be branded and just what products are synergies?

Because you talked about you know lots of different possibilities, but there's not necessarily going to be Parametric technology in the headphones, so anything you can talk about with synergies and new products; that would be great. Thanks.

Kenneth Potashner:	Juergen, do you want to take that?

Juergen Stark:	Yes. I would say synergies on products; I think – I think it's along the lines that we've discussed, strong commonality of technology in the background, but we intend, together, to build a business that has a consumer segment, a commercial segment and a health care segment and have products in all of those, with you know commonality in the engineering and research and development, digital signal processing, supply chain, back office, all of that.

Obviously, we'll be able to apply our global retail distribution into the consumer you know segment and then build on what Parametric has in commercial and on the you know (and) the future health care front.

In terms of branding, I would not you know right now all – we haven't talked about brands; we've just talked about the name of the company going forward. And I would say the decisions on branding, in terms of these different segments and products, is something that we have not decided at this point yet. Obviously, we intend, though, to keep and leverage and protect the very good Turtle Beach brand in the – in the gaming segment.

Michael Fox:	OK, thanks.

Operator:	Thank you. At this time, I'd like to turn the call back over to Ken for closing remarks.

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Kenneth Potashner:	All right. So, again, wanted to thank everyone for joining the call today and, again, I challenge everyone to apply a little vision and realize what's possible in putting these two companies together, as opposed to where we've been and that should be the basis for your valuations and I look forward to giving you another update really soon. Thanks again.

Operator:	Ladies and gentlemen, this concludes today's program. Thank you for participating. You may now disconnect. Good day.

END

Cautionary Note on Forward-Looking Statements

Certain statements made in this transcript may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events including, without limitation, management’s expectations of continued revenue growth in 2013 and 2014; and management’s expectations regarding progress, customer interest and other developments across its business sectors and statements about the proposed transaction between Parametric and Turtle Beach, the terms, timing, conditions to and anticipated completion of the proposed transaction, the expected ownership of the combined company and the composition of the combined company´s management team, the potential benefits of the proposed transaction to the Parametric and Turtle Beach stockholders, Turtle Beach’s and the combined company´s plans, objectives, expectations and intentions with respect to future operations, technology and products, the anticipated financial position, operating results and growth prospects of Turtle Beach and of the combined company and other statements that are not historical in nature.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Parametric’s and the combined company´s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include, among others: the failure of the Parametric stockholders to approve the transaction, the failure of NASDAQ to authorize the continued listing of Parametric’s shares following the transaction; the risk that Turtle Beach’s operating results at closing will be lower than currently anticipated or the failure of either party to meet other conditions to the closing of the transaction; delays in completing the transaction and the risk that the transaction may not be completed at all; the failure to realize the anticipated benefits from the transaction or delay in realization thereof; the businesses of Parametric and Turtle Beach may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption during the pendency of and following the transaction, including adverse effects on employee retention and on business relationships with third parties; general business and economic conditions; the combined company´s possible need for and ability to obtain additional financing; the difficulty of developing audio products, obtaining any required approvals and achieving market acceptance; the marketing success of Parametric’s and the combined company´s licensees or sub licensees, if any. More detailed information on these and additional factors that could affect Parametric’s actual results are described in Parametric’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q.

All forward-looking statements in this transcript speak only as of the date of the conference call and are based on current beliefs and expectations. Parametric undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information

This material is not a substitute for the proxy statement that Parametric intends to file as soon as reasonably practicable with the SEC with respect to the Merger Agreement. Investors and security holders are urged to read the proxy statement (including any amendments or supplements) and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information about Parametric, Turtle Beach and the proposed transaction. The definitive proxy statement will be mailed to the stockholders of Parametric.

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Investors and security holders will be able to obtain free copies of the proxy statement (when available) and other relevant documents filed with the SEC by Parametric at the SEC´s web site at www.sec.gov. Free copies of the proxy statement (when available) and other documents filed with the SEC also can be obtained by directing a request to Parametric, Attention: Investor Relations, telephone: (888) 477-2150. In addition, investors and security holders may access copies of the documents filed with the SEC by Parametric on Parametric’s website at www.parameticsound.com.

Parametric and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction described in this release. Information regarding Parametric’s directors and executive officers is available in Parametric’s annual report on Form 10-K for the year ended September 30, 2012, which was filed with the SEC on November 28, 2012 and Parametric’s definitive proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on January 10, 2013. If and to the extent that any of the Parametric participants will receive any additional benefits in connection with the proposed transaction that are unknown as of the date of this release, the details of those benefits will be described in the definitive proxy statement relating to the proposed transaction. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Parametric’s directors and executive officers in the proposed transaction by reading the definitive proxy statement when it becomes available.

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